Exhibit 99.1

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of six initiatives up for shareholder vote

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May. 10, 2012-- Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the six initiatives voted upon by shareholders:

1.  Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, Kevin Mansell, John E. Schlifske, Frank V. Sica, Peter M. Sommerhauser, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with each director receiving more than 91 percent of the votes cast.

2.  A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received more than 98 percent of the votes cast.

3.  A non-binding advisory vote to approve the compensation of Kohl’s executive officers received more than 95 percent of the votes cast.

4.  A shareholder proposal encouraging Kohl’s board of directors to develop a policy prohibiting the sale of products that use animal fur received approximately 3 percent of the votes cast.

5.  A shareholder proposal requesting Kohl’s board of directors to amend Kohl’s Corporate Governance Guidelines to adopt and disclose a detailed succession planning policy received approximately 18 percent of the votes cast.

6.  A shareholder proposal requesting Kohl’s executive pay committee to adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one year following the termination of their employment received approximately 21 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2011 financial performance are available at www.kohlscorporation.com.

About Kohl's

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,134 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $208 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or
Twitter http://twitter.com/Kohls.

Source: Kohl’s Corporation

Kohl's
Investor Relations:
Wes McDonald, 262-703-1893
or
Media Relations:
Vicki Shamion, 262-703-1464

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